Exhibit 15.2
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Minera Escondida Limitada:
We consent to the incorporation by reference in the the Registration Statement (No. 333-151839-02) on Form F-3 and registration statements (Nos. 33-46865, 333-8270, 33-64380, 333-7328, 333-10156, 333-13988, 333-147914, 333-156093) on Form S-8 of Rio Tinto plc and Rio Tinto Limited of our report dated September 29, 2008, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2008 and 2007 and the related statements of income, equity and cash flows for each of the years in the three-year period ended June 30, 2008, which report appears in the December 31, 2008, annual report on Form 20-F of Rio Tinto plc and Rio Tinto Limited.
/s/ KPMG Auditores Consultores Ltda
KPMG Auditores Consultores Ltda
Santiago, Chile
April 2, 2009